                                                                   EXHIBIT 10(f)

                              EMPLOYMENT AGREEMENT
                              --------------------

     This Agreement is made and entered into on July 1, 1995, by and between TRANSWORLD SYSTEMS, INC., a California corporation ("Company") and GEORGE MACAULAY (the "Employee").

     WHEREAS, the Employee is currently employed by Company under a contract dated March 31, 1994, and the Company and the Employee have agreed that this Agreement replaces and supersedes that contract; and

     WHEREAS, effective July 1, 1995, the Company desires to continue to employ the Employee as an executive officer and the Employee desires to continue to be so employed by the Company, upon the terms and subject to the conditions hereinafter set forth; and

     WHEREAS, all of the issued and outstanding capital stock of the Company is owned by THE UNION CORPORATION, a Delaware corporation ("Union"),

     NOW THEREFORE, in consideration of the premises and mutual promises and agreements hereinafter set forth, the parties hereto hereby agree as follows:

     FIRST:

     (A) Upon the terms and subject to the conditions of this Agreement, effective July 1, 1995, the Company shall employ the Employee in an executive capacity, and the Employee hereby accepts such employment, upon the terms and conditions hereof.

     (B) The Employee shall serve as the President of the Company and, in addition, as such other officer and/or director of any subsidiaries, and as a director of any Affiliates (as hereinafter defined) of Company as the Board of Directors of the Company and Union shall determine, without any compensation other than that provided for in Article THIRD hereof. The Employee shall report to the Board of Directors of the Company, and, so long as Union shall be the majority shareholder of the Company during the term of this Agreement, to the chief executive officer of Union (hereinafter "CEO"). All officers, employees and agents of the Company other than Gordon Dunn shall be subordinate to the Employee and shall report to him or as he shall direct.

     (C) The Employee shall devote all of his business time, efforts, energy and skill to the business of the Company, its subsidiaries and, insofar as he is a director or officer of an Affiliate, such Affiliate, and shall use his best efforts to promote the interests thereof. The Employee's Services shall be rendered with due regard by the Employee for the prompt, efficient and economical operation of the Company's business to the end of achieving the objectives set forth in the Company's annual business plans.

     (D) The Employee shall be entitled to vacation time in accordance with Company practice.

     SECOND:

     (A) Unless extended by the written agreement of the parties, the term of this Agreement and the Employee's employment thereunder shall commence effective as of July 1, 1995, ("Commencement Date"), and shall terminate on the earlier to occur of (i) June 30, 1997 or (ii) termination in accordance with Paragraphs
(B), (C) or (D) of this Article SECOND, in any of which events this Agreement shall terminate on such date and shall be of no further force and effect (except as provided in Article FOURTH hereof), it being acknowledged and agreed that in the event of any termination pursuant to said Paragraphs (B) or(C) below, the Company shall have no further liability or obligation to the Employee, except that if his employment is terminated under Paragraph B(ii) or (iii), Employee shall be entitled to a pro-rata bonus for the Fiscal Year of termination pursuant to Article THIRD (B), and in the event of any termination pursuant to Paragraph (C) below, the Employee shall be entitled to receive only the payments required to be made under that paragraph.

     (B) The Company shall be entitled to terminate the Employee's services in any of the following circumstances:

     (i) For "Cause" by reason of the occurrence of any of the following: (a) the chronic failure, refusal or neglect of the Employee fully and faithfully to perform his obligations hereunder, (b) the failure, refusal or neglect of the Employee to use all reasonable efforts in good faith to implement any lawful directions or policy (not inconsistent with this Agreement) of the

Board of Directors of the Company or of the CEO or of the Board of Directors of Union, or (c) unless it can be shown that Employee acted in good faith and reasonably believed he was acting in the best interest of the Company, Union, or any Affiliate, the taking of any actions, or the omission to take any actions, by the Employee which bring public obloquy upon the Company, Union or any Affiliate or (d) the conviction of, or nolo contendere plea by, the Employee in
                                       ---- ----------
respect of any crime or offense involving the property, operations or activities of the Company, Union or any Affiliate.

         (ii) Mental or physical incapacity or inability of the Employee to perform his duties for a consecutive period of One Hundred Fifty (150) days or a non-consecutive period of One Hundred Eighty (180) days during any twelve (12) month period; or

        (iii)  The death of the Employee.

     (C) In the event the Employee is indicted for any crime or offense (other than traffic infractions and similar minor matters), the Company shall have the right to suspend the Employee's services hereunder during the period after indictment and until proceedings against the Employee are terminated without a finding that the Employee is guilty as charged. Unless this Agreement is otherwise terminated pursuant to Article SECOND (B) or (D) or expires on June 30, 1997, the Employee shall continue to receive his Base Salary during such suspension period; and upon the end of such suspension, if this Agreement is still in effect, the Employee shall resume performance hereunder. Such suspension shall not extend the term of this Agreement. Provided Employee would be entitled to resume performance hereunder,without regard to the date, Employee shall be entitled to any bonus earned pursuant to Article THIRD (B) in respect of the Fiscal Year in which such suspension commenced.

     (D) If, at any time after the date hereof, any of the following events (an "Event") occurs;

     (i) more than twenty percent (20%) of Union's then issued and outstanding voting stock shall have been purchased or acquired (or voting rights with respect thereto shall have been acquired) by a person, corporation or group thereof acting in concert, the purpose or result of which would be a change in either "control" of Union (as generally described in subparagraph (iv) hereof and without the approval of the then existing Board of Directors of Union); or

         (ii) within twenty four (24) months after occurrence of an Event of the type described in (i) above, the Employee is terminated or the terms and conditions of the Employee's employment, including duties or location, are substantially modified; or

        (iii) a majority of the Board of Directors of Union consists of persons other than nominees of the Board of Directors of Union as it existed immediately prior to the occurrence of an Event of the type described in (i) above; or

         (iv) a transaction or circumstance occurs or eventuates which reasonably may be construed as effecting or constituting a clear and present probability of effecting a change in "control" of Union, as "control" is generally or reasonably understood in the business community which has not been approved by the Board of Directors of Union as it existed immediately prior to the occurrence of such transaction or circumstance;

then, upon the occurrence of any such Event, the Employee may elect, by written notice to the Company, to treat any such transaction or circumstance as a material breach of this Agreement and terminate his employment as an officer and director of the Company, Union, their subsidiaries and Affiliates. It is agreed that, in such event, the Employee will suffer irreparable damage and harm which will be incapable or very difficult of accurate estimation. Accordingly, the Company will pay to the Employee, within three (3) days of such Event, an amount equal to Two Hundred Ninety-Nine Percent (299%) of the Employee's "base amount", as such term is defined in Section 280G of the Internal Revenue Code of 1986, as amended,and regulations pursuant thereto in effect at the time of termination of the Employee's employment (collectively, the "Code"). In the event of a dispute as to the amount, the matter shall be referred to the independent public accountants and auditors who were the auditors for Union at the time of the occurrence of the Event, and their determination shall be final, binding and conclusive. The parties agree that it is their intent to comply with the "safe harbor" provisions of Section 280G of the Code. In order that the amounts payable pursuant to this Paragraph (D) do not constitute "excess parachute payments" within the meaning of said Section 280G, the payments and other consideration provided for hereunder shall, to the extent necessary, be reduced accordingly.

     THIRD:

     (A) The Employee shall receive, during his employment hereunder in accordance with the terms hereof, a salary (the "Base Salary"), commencing on the Effective Date, computed at the rate of $300,000 per annum, payable in such installments as shall accord with normal pay practices of the Company, but not less often than monthly.

     (B) (i) Subject to the terms or this Agreement, for each of the Fiscal Years of the Company ending June 30, 1996, and 1997, the Employee also shall be entitled to receive a bonus on the Adjusted Pretax Income of the Company and its subsidiaries, if any, to be determined as set forth in Schedule 1, annexed hereto.

         (ii) For purposes hereof, "Adjusted Pretax Income" shall mean the net income of the Company and its subsidiaries as reported to Union for the twelve
(12) months ended June 30, before Federal and state income taxes, and before (a) goodwill amortization expense, (b) bonus expense for Gordon Dunn, (c) interest expense, if any, related to the deferred bonus of Gordon Dunn, (d) Employee's bonus expense in respect of periods after July 1, 1995.

        (iii) The Company shall contribute for each full fiscal year during which Employee is employed hereunder $15,000 to a non-qualified retirement plan established for him.

          (iv) (a) Notwithstanding anything to the contrary contained herein, if the Company terminates the Employee's employment hereunder at any time for Cause or if the Employee resigns other than by reason of the occurrence of an Event no bonus shall be payable for the Fiscal Year of termination.

     (b) If Employee is terminated for cause as defined in Article SECOND
(B)(i)(c) or (d) and the acts or omissions of the Employee relating to said termination shall have occurred in a prior Fiscal Year, then all bonus payments received by, or payable to, the Employee for such prior Fiscal Year and any succeeding Fiscal Years shall forthwith be forfeited and immediately returned to the Company, or may be offset by the Company against any other amounts payable to or in respect of the Employee pursuant to this Agreement. If the Company terminates Employee for Cause as defined in Article SECOND (B)(i)(c) or (d), any shares received by Employee upon exercise of a stock option on or after the date on which the acts or omissions of Employee first occurred and any succeeding year shall be immediately returned to Union upon demand, provided, however, that Union shall return to Employee, against delivery of such shares, the exercise price paid by Employee upon exercise. If shares returnable pursuant hereto have been transferred by Employee, Employee shall return to Union equivalent shares or the then Fair Market Value thereof, upon demand, or such Fair Market Value may be offset by the Company or Union against any other amounts payable to or in respect of the Employee pursuant to this Agreement. The rights of Union and the Company under this paragraph shall survive the expiration of this Agreement by lapse of time or its termination for any other reason.

     (C) In the event the Company terminates the Employee's employment hereunder at any time for Cause or the Employee resigns other than by reason of the occurrence of an Event, all options theretofore granted to the Employee which remain unexercised at such time (or which have been exercised but as to which certificates for Union Common Stock shares have not yet been issued by the transfer agent) shall forthwith terminate and be forfeited.

     (D) The Company shall procure and keep in force during the term of this Agreement for the benefit of the Employee (i) a policy of disability income insurance which will provide the Employee with a benefit of $1,000,000 and (ii) a policy of term, "split dollar" or other life insurance, to be determined at the sole discretion of the CEO, in the face amount of $1,000,000, provided in each case that such insurance can be obtained by the Company at a commercially reasonable cost. The Company shall pay all of the premiums payable on such insurance, provided that the

Company shall only be required to pay the normal rate for "non-rated" males of the Employee's age, and all or a portion of the cost of such premiums shall be additional compensation to the Employee. Any such compensation shall not be deemed to be "Base Salary" for purposes of this Agreement. The beneficiary of such insurance shall be as designated by the Employee, and the owner of the insurance policy shall be the Employee or his assigns. The Employee agrees to submit to any physical examination required by any prospective insurer, and will otherwise cooperate with the Company in connection with any life or disability insurance on the Employee which the Company may wish to obtain.

     (E) The Employee shall be eligible for the same medical and other health insurance benefits as the Company provides, from time to time, for other employees.

     (F) Notwithstanding anything to the contrary in this Agreement, if the Employee's employment hereunder would otherwise terminate pursuant to paragraph SECOND (A) upon the termination of this Agreement on June 30, 1997, the Company may nevertheless elect, at its sole option, to continue the employment of the Employee until such period as it may elect, up to and including, but not beyond, June 30, 1999. If the Company elects to continue the Employee's employment after June 30, 1997, the Employee shall not be entitled to any bonus or other compensation for such period except the sum of $50,000 per annum for each year, prorated for any partial year, of such term, and all of the duties and obligations of the parties shall continue in accordance with this Agreement except that (1) Paragraph FIRST (C) shall no longer apply, (2) the Company shall have no obligation with respect to such period to make any payment under Paragraphs THIRD (B)(i), THIRD (B)(iii), THIRD (D) or THIRD (E) and (3) the Employee's employment will be deemed to have terminated for purposes of any deferred compensation plan of the Company. The provisions of Article FOURTH shall continue to apply during any such extended term of the Employee's employment with the Company.

     (G) Notwithstanding anything to the contrary in this Agreement, if Employee voluntarily terminates his employment prior to June 30, 1997, and if none of the provisions of paragraphs SECOND (B) and SECOND (C) or SECOND (D) apply to such termination, the Company may nevertheless elect, at its sole option, to continue the employment of Employee until such period it may elect, up to and including, but not beyond, June 30, 1999. If the Company elects to continue Employee's employment in accordance with this paragraph (G), Employee shall not be entitled to any bonus or compensation for such period except for the sum of $50,000 per annum for each year, prorated for any partial year, of such term, and all of the duties and obligations of the parties shall continue in accordance with this Agreement except that (1) Paragraph FIRST (C) shall no longer apply, (2) the Company shall have no obligation with respect to such period to make any payment under Paragraphs THIRD (B)(i), THIRD (B)(iii), THIRD (D) or THIRD (E)and (3) the Employee's employment will be deemed to have terminated for purposes of any deferred compensation plan of the Company. The provisions of Article FOURTH shall continue to apply during any such extended term of the Employee's employment with the Company.

         FOURTH:

     (A) (i) The Employee agrees that, during his employment with the Company and for a period of two (2) years after the termination of his employment with the Company (for any reason whatsoever), except to the extent approved by Union or required by applicable law, he shall not (except in the good faith performance of his duties on behalf of the Company, Union or any Affiliate) disclose to any person, corporation, firm, partnership or other entity whatsoever (except the Company, Union or any Affiliate and/or his or its legal counsel) or any officer, director, stockholder, partner, associate, employee, agent or representative thereof, any information received by him during the course of his association with the Company relating to the business and affairs of the Company, Union or any Affiliates, including, without limitation, information concerning their customers, prospective customers, operations, acquisitions, acquisition candidates, agreements, understandings, facilities, equipment, lease arrangements, staff, trade secrets, discoveries, ideas, methods, surveys, research and any other information relating to the business and objectives of the Company, Union and Affiliates, except only information which is otherwise generally available to the public. "Affiliate" in this Agreement means any person or entity controlling, controlled by, or under common control with

Union.

         (ii) During his employment with the Company, the Employee shall take reasonable precautions to protect the integrity of customer and prospective customer lists, agreements, contracts or any other documents embodying any information of the type described in Article FOURTH (A)(i) and, upon termination of his employment, he shall return to the Company all such documents (and copies thereof and notes relating thereto) in his possession or control.

     (B) During his employment with the Company and (subject to Article FOURTH
(D)) for a period of two (2) years after the termination of his employment with the Company, the Employee shall not, in any way, be engaged, directly or indirectly, in the United States, Canada or any other country in which the Company, Union and Affiliates currently, or at any time during the term of Employee's employment hereunder, operate, as an employee, partner, proprietor, officer, director, consultant, agent, or stockholder of any corporation, partnership, proprietorship or other form of business entity, which is primarily engaged in the business of collecting debts or accounts receivable or the accounts receivable management businesses or in substantially the same line of business as any businesses currently or hereafter carried on or engaged in, during the term of the Employee's employment hereunder, by the Company, Union, Capital Credit Corporation, Allied Bond & Collection Agency, Inc., Union
Financial Services, Inc., their subsidiaries and Affiliates.   Notwithstanding
anything above to the contrary, the Employee may own, as an inactive investor, securities of any competitor corporation of a class either (i) listed on any securities exchange or (ii) traded on the over-the-counter market and listed on any generally accepted quotation service, so long as his holdings in any one such corporation shall not, in the aggregate, constitute more than one percent (1%) of the voting stock of such corporation.

     (C) During his employment with the Company and (subject to Article FOURTH
(D)) for a period of two (2) years after the termination of his employment with the Company for any reason whatsoever, the Employee shall not seek to persuade any Director, officer or employee of the Company, Union or any Affiliate, or any person or entity providing services to the Company as an independent contractor, to discontinue that individual's status or employment with the Company, Union or any Affiliate, nor to become employed or otherwise engaged in any activity similar to or competitive with the activities described in Article FOURTH(B) above, nor will he hire or retain any such person, nor will he solicit or cause or authorize, directly or indirectly, to be solicited, for or on behalf of himself or any third party, any business subject to Article FOURTH (B) from others who are, at any time within two (2) years prior to the cessation of his employment hereunder, customers or partners of the Company, Union or any Affiliate. The foregoing shall not be construed to derogate from the Employee's authority to terminate employees of the Company or its subsidiaries who are subordinate to him.

     (D) If any of the restrictions on post-employment competitive activities contained in this Article FOURTH shall for any reason be held by a court of competent jurisdiction to be excessively broad as to duration, geographical scope, activity or subject, such restrictions shall be construed so as to thereafter be limited or reduced to be enforceable to the extent compatible with the applicable law as it shall then appear, it being understood that by the execution of this Agreement the parties hereto regard such restrictions as reasonable and compatible with their respective rights.

     (E) The Employee acknowledges that were he to breach the provisions of this Article FOURTH, the damages to the Company, Union and Affiliates would be irreparable, and he therefore agrees that, in addition to provable damages and reasonable attorneys' fees, the Company and its Affiliates shall be entitled to equitable relief to enforce their rights hereunder.

         FIFTH:

     (A) This Agreement constitutes the entire agreement between the Company and the Employee in any way relating to the employment of the Employee and, effective July 1, 1995, merges all prior agreements and understandings between them,

     (B) This Agreement may not be altered or amended except by a writing signed by the party against whom such alteration or amendment is sought to be enforced. No waiver by either party of any provision or condition of this Agreement by him or it to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or any prior or subsequent time.

     SIXTH:

     This Agreement is personal and non-assignable by the Employee. It shall inure to the benefit of any corporation or other entity with which the Company shall merge or consolidate or to which the Company shall lease or sell all or substantially all of its assets and may be assigned by the Company to any Affiliate of the Company or to any corporation or entity with which such Affiliate shall merge or consolidate or which shall lease or acquire all or substantially all of the assets of such Affiliate.

     SEVENTH:

     Any notices or other communications required or permitted hereunder shall be in writing and shall be duly given if personally delivered or sent by certified or registered mail, return receipt requested, to the following addresses:


     (i)      If to the Employee:           George Macaulay
                                            120 Massimo Circle
                                            Santa Rosa, CA 95404


     (ii)     If to the Company:            Transworld Systems, Inc.
                                            5880 Commerce Boulevard
                                            Rohnert Park, CA 94928

                                            Attention:  Secretary


     With a copy to:                        The Union Corporation
                                            145 Mason Street
                                            Greenwich, CT  06830

                                            Attention:  Chairman


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

     (iii)   If to Union:                   The Union Corporation
                                            145 Mason Street
                                            Greenwich, CT  06830

                                            Attention:  Chairman

Either party may alter the address for the sending of notices to such party by a written notice sent in conformity with this Agreement.

     EIGHTH:

     This Agreement shall be governed by and construed in accordance with the laws of the State of California with respect to agreements made and to be performed wholly therein.

     NINTH:

     If any of the provisions of this Agreement shall be held invalid, the remainder of the Agreement shall not be affected thereby.

     IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the day and year first above written.

                                            TRANSWORLD SYSTEMS, INC.

GEORGE MACAULAY
- ------------------------------
George Macaulay                             By:GORDON S. DUNN
                                               ----------------------------
                                               Gordon S. Dunn

                                   SCHEDULE 1
                                   ----------

                                GEORGE MACAULAY

                              EMPLOYMENT AGREEMENT

                                 BONUS SCHEDULE
                                 --------------

   (1)                    (2)                        (3)

              If the Adjusted Pretax Income of   The aggregate
Year Ended    the Company equals or exceeds      bonus amount
June 30       the following amount(s):           shall be:
- ------------  --------------------------------   -------------

  1996               $  13,000,000                 $300,000

                     $  14,000,000                 $350,000

                     $  14,500,000                 $400,000

                     $  15,000,000                 $450,000

                     $  15,500,000                 $500,000

                     $  16,000,000                 $550,000

                     $  16,500,000 +               $600,000

- ------------------------------------------------------------

  1997               $  13,000,000                 $300,000

                     $  14,500,000                 $350,000

                     $  15,000,000                 $400,000

                     $  15,500,000                 $450,000

                     $  16,000,000                 $500,000

                     $  16,500,000                 $550,000

                     $  17,000,000 +               $600,000

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